EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Inyx, Inc.

We consent to the incorporation by reference into this registration statement on Form S-8 pertaining to the registration of 6,000,000 shares of common stock under the 2005 Equity Incentive Plan of Inyx Inc. and Subsidiaries (the “Company”), of our report dated March 29, 2006, relating to the consolidated financial statements of the Company as of December 31, 2005, which appears in Form 10-K of the Company dated December 31, 2005, as filed with the Securities and Exchange Commission and to all references to our firm included in this registration statement.

/s/ BERKOVITS, LAGO & COMPANY, LLP

Fort Lauderdale, Florida

October 4, 2006